Exhibit 99.1

The Wilber Corporation Closes on
Sidney and Walton, NY Branches
of HSBC Bank USA, NA

FOR IMMEDIATE RELEASE

Date: From: Phone:	February 7, 2005 Alfred S. Whittet, President and CEO 607-433-4148

Oneonta, New York, February 7, 2005 – The Wilber Corporation today announced that on Friday, February 4, 2005, its subsidiary bank, Wilber National Bank, purchased the Sidney, NY and Walton, NY branches of HSBC Bank USA, National Association. Under terms of the purchase, Wilber National Bank assumed the deposit liabilities associated with the two branches and acquired loans and other assets associated with the branches.

Alfred S. Whittet, President and Chief Executive Officer of The Wilber Corporation, stated, “We are pleased to announce the expansion of our presence in Delaware County to five offices and, in particular, the new market of Walton. As a community bank headquartered in Otsego County, another office in neighboring Delaware County affords customers an added convenience. We are very committed to providing a high level of quality service to all former HSBC customers of the Sidney and Walton branches.”

The Wilber Corporation, a single bank holding company, through Wilber National Bank, its subsidiaries, and affiliates, offers a full range of banking, trust, financial planning, investment, and insurance services. Wilber National Bank was chartered in 1874 and with this recent purchase now has 20 branches located in Otsego, Delaware, Schoharie, Ulster, Chenango and Broome counties and a loan production office in Kingston, New York. At December 31, 2004 the company reported total assets of approximately $750 million (listed on the American Stock Exchange under the symbol GIW).

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NOTE: This press release may contain certain statements which are historical facts or which concern the Company’s future operations or economic performance and which are to be considered forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risk and uncertainties, and that actual results may differ from those indicated in the forward-looking statements as a result of various factors, such as changing economic and competitive conditions and other risk and uncertainties. In addition, any statements in this news release regarding historical stock price performance are not indicative of or guarantees of future price performance.